Exhibit 10.10

LIVEDEAL, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

Up to $5,000,000 Principal Amount
Convertible Notes

January 7, 2014

Kingston Diversified Holdings LLC
535 Burleigh Private
Ottawa, Ontario K1J 1J9
Canada

The undersigned, LiveDeal, Inc., a Nevada corporation (the “Company”), proposes to issue and sell to Kingston Diversified Holdings LLC (the “Purchaser”), for cash up to $5,000,000 in principal amount of the Company’s Convertible Notes (collectively, the “Notes”). The Notes will be issued pursuant to and subject to the terms and conditions of this Agreement (the terms “Agreement” or “Purchase Agreement” as used herein or in any Exhibit or Schedule hereto shall mean this Agreement and the Exhibits and Schedules hereto individually and collectively as they may from time to time be modified or amended).

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, a stockholder, executive officer, director, manager or any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of an entity.

“Approval Date” means the date on which the Company receives approval of this Agreement and the transactions contemplated hereby from the NASDAQ Capital Market, in form and substance reasonably satisfactory to the Company and Purchaser, following the Company’s submission of a Listing of Additional Shares Application relating hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Nevada are authorized or required by law to close.

“Change of Control Transaction” means (a) a sale, lease or other disposition of assets or properties of the Company and its Subsidiaries (calculated on a consolidated basis) having a book value of fifty-one percent (51%) or more of the book value of all the assets and properties thereof, or (b) any transaction in which one or more persons (other than a holder of capital stock of the Company on the First Closing Date, or an Affiliate of or successor to any such holder) shall after the First Closing Date directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership of or control over capital stock of the Company (or securities exchangeable for or convertible into such stock or interests) entitled to elect a majority of the Company’s Board of Directors or representing at least fifty-one percent (51%) of the number of shares of common stock outstanding.

1

“Closing” shall have the meaning set forth in Section 1.3 hereof.

“Code” shall have the meaning set forth in Section 2.3 hereof.

“Common Stock” means the common stock of the Company, par value $.001 per share; provided, however, that, in the event of any capital reorganization or reclassification of the common stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale or transfer of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or similar equity interests with respect to or in exchange for common stock, then the term “Common Stock” shall mean, for all purposes, such stock, securities or similar equity interests.

“Conversion Shares” means Shares of Common Stock issued or issuable upon conversion of the Notes (but, for avoidance of doubt, shall not include Warrant Shares).

“Disclosure Reports” means all reports, schedules, forms, statements, and other documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act and/or the Exchange Act, and the rules and regulations promulgated under each, including pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as all amendments to such filings and reports and all exhibits and documents incorporated by reference therein or attached thereto, that have been filed as of the applicable Closing.

“Effective Date” means the date of this Agreement, as set forth above.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 7 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” shall have the meaning set forth in Section 12.13 hereof.

“GAAP” means generally-accepted accounting principles within the United States of America, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Parties” shall have the meaning set forth in Section 12.6 hereof.

“Indemnifying Parties” shall have the meaning set forth in Section 12.6 hereof.

2

“Material Adverse Effect” shall have the meaning set forth in Section 3.3 hereof.

“Maturity Date” means the second (2nd) anniversary of the Effective Date.

“New Price” shall have the meaning set forth in Section 12.13 hereof.

“New Shares” shall have the meaning set forth in Section 12.13 hereof.

“Notes” shall have the meaning set forth in the Preamble.

“Organizational Documents” means, as to any corporation, limited liability company or limited partnership (a) its certificate or articles of incorporation or formation or certificate of limited partnership, and all amendments thereto, and (b) its bylaws, limited liability company agreement or partnership agreement, and all amendments thereto.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Purchaser” shall have the meaning set forth in the Preamble.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Notes, the Conversion Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Transaction Documents” means the Purchase Agreement, the Notes and the Warrants.

“Warrants” means the warrants, substantially in the form of Exhibit B hereto, issued or issuable upon conversion of the Notes.

“Warrant Holder” or “Warrantholder” means the registered holder or holders of the Warrants or any related Warrant Shares.

“Warrant Shares” means Shares of Common Stock issued or issuable upon exercise of the Warrants.

3

The Company and Purchaser agree as follows:

Section 1.                Purchase and Sale of the Notes.

1.1             Issuance of the Notes. Subject to the terms and conditions of this Agreement, the Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company for cash, from and after the Approval Date until and including the Maturity Date, one or more Notes in an aggregate principal amount of up to $5,000,000; provided, however, that no individual purchase of Notes shall be in an amount that is less than $100,000. Either the Company or Purchaser shall have the right to cause the sale and issuance of Notes pursuant to this Agreement, with each Note to be sold and issued upon at least three (3) Business Days advance written notice from the Company or Purchaser, as applicable. Each Note sold and issued pursuant to this Agreement shall (a) be dated as of the date of its issuance, (b) be substantially in the form of Exhibit A hereto with the blanks appropriately completed in conformity herewith, (c) be payable on the Maturity Date, and (d) bear interest (based on a 360-day year counting actual days elapsed) from the date of issuance thereof until due and payable, unless earlier prepaid in full or converted, at the rate equal to eight percent (8.00%) per annum. All interest on each Note shall be payable in cash on the Maturity Date or upon prepayment in full or conversion of such Note.

1.2             Payment of Purchase Price. The purchase price for each Note shall be (a) equal to ninety-five percent (95.00%) of the principal amount of the applicable Note, reflecting a five percent (5.00%) discount at issuance, and (b) payable on the date of issuance thereof in cash by wire transfer of immediately available funds pursuant to the Company’s written instructions.

1.3             Multiple Closings. The Company’s sale and issuance of Notes hereunder may occur in one or more closings (each a “Closing”) between the Approval Date and the Maturity Date. Each Closing shall be subject to the satisfaction or waiver of the conditions set forth in Section 4.1 hereof. The parties shall reasonably agree as to the time and place for each Closing. At each Closing, the Company shall deliver to Purchaser the Note purchased by Purchaser, and Purchaser shall deliver the purchase price (less any agreed deductions, including the discount contemplated by Section 1.2 hereof) by wire transfer of immediately available funds pursuant to the Company’s written instructions.

Section 2.                Intentionally Omitted.

Section 3.                Representations and Warranties. In order to induce Purchaser to purchase the Notes, the Company hereby represents and warrants to, and agrees with, Purchaser and its respective successors, endorsees and assigns that, as of the date hereof and as of the date of each Closing, that, except as set forth in the Disclosure Reports:

3.1             No Default. No Event of Default and no event, condition, act or omission to act, which with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing or will have occurred and be continuing at the time of or immediately after the Closing Date.

4

3.2              Organizational Documents. Each of the Company and its Subsidiaries has delivered or made available to Purchaser an accurate and complete copy of its Organizational Documents and all amendments thereto.

3.3              Existence and Qualification. Each of the Company and its Subsidiaries is a corporation, limited liability company or limited partnership validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing as a foreign entity in each jurisdiction where its failure to so qualify or be in good standing as a foreign entity could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under the Transaction Documents (a “Material Adverse Effect”).

3.4              Power and Authority. Each of the Company and its Subsidiaries has all necessary corporate, limited liability company or partnership power and authority necessary to own, operate or lease its properties and assets and to conduct its business as now conducted by it. The Company has all necessary corporate power and authority necessary to borrow under the Purchase Agreement and to issue the Notes and, upon the conversion thereof, the Warrants, and to execute, deliver and perform the Transaction Documents to which it is a party. The Company has taken all corporate action required to authorize the borrowings under the Purchase Agreement, the issuance of the Notes and, upon the conversion thereof, the Warrants, and the execution, delivery and performance of the Transaction Documents to which it is a party.

3.5              Due Execution and Delivery. The Company has duly executed and delivered each of the Transaction Documents to which it is a party. The certificates representing the Notes have been, and upon conversion of the Notes the Warrants will be, duly and properly executed and delivered.

3.6              Consents; Governmental Approvals. No consent or approval of any person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any governmental authority, bureau or agency is required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the issuance of the Notes or the Warrants, the execution, delivery or performance of any of the Transaction Documents or the completion of the transactions contemplated thereby, except for the approval of the Board of Directors of the Company and the approval of the managers or general partners of the Subsidiaries, as applicable, the approval of the stockholders of the Company and the approval of the members or the limited partners of the Subsidiaries, as applicable, each of which shall have been obtained or made prior to the Closing Date.

3.7              Binding Effect. Each of the Transaction Documents to which the Company is a party is its legal, valid and binding obligation, enforceable against the Company in accordance with its terms.

5

3.8             Absence of Conflicts. The issuance of the Notes and the Warrants by the Company, and the execution, delivery and performance of the Transaction Documents by the Company do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Company or the Subsidiaries, (b) conflict with or result in a violation, breach or default by the Company or any of its Subsidiaries under (i) any provision of any existing statute, law, rule or regulation binding on it or any order, judgment, award, decree, license or authorization of any court or governmental instrumentality, authority, bureau or agency binding on it, or (ii) any mortgage, indenture, lease or other contract, agreement, instrument or undertaking to which it is a party or will be a party immediately after the Closing Date, or by which or to which it or any of its property or assets is now or immediately after the Closing Date will be bound or subject, or (c) result in the creation or imposition of any lien, encumbrance or other charge on any of its properties or assets, except for liens permitted by Section 6.1 or liens in favor of Purchaser created by the Purchase Agreement and Transaction Documents, except in the case of clause (b) for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

3.9             Litigation. No litigation, proceedings or investigations of or before any court, arbitrator or governmental authority are currently pending or threatened against Company or any of its Subsidiaries or pending or threatened against any other person, firm or corporation, which (a) question the validity or the enforceability of, or otherwise seek to restrain the performance of, any of the Transaction Documents or any actions taken or to be taken thereunder, (b) in any one case are material, or (c) in the aggregate are reasonably likely to have a Material Adverse Effect.

3.10           No Defaults; Adverse Changes. Neither the Company nor any of its Subsidiaries is, or immediately after the Closing Date will be, in default under or in violation of (a) its Organizational Documents, (b) any agreement or instrument to which it is a party or will then be a party, (c) any statute, rule, writ, injunction, judgment, decree, order or regulation of any court or governmental authority having jurisdiction over it, or (d) any license, permit, certification or approval requirement of any customer, supplier, governmental authority or other person, in any way that, in the case of (b), (c) or (d) above, could reasonably be expected to have a Material Adverse Effect. There is no proposed legislative or regulatory change, any threatened or pending revocation of any license or right to do business with respect to the Company or any of its Subsidiaries, or any threatened or pending labor trouble, condemnation, requisition or embargo that could reasonably be expected to have a Material Adverse Effect.

3.11           Financial Statements. Purchaser has been furnished with the audited consolidated financial statements of the Company and its Subsidiaries for the most recently competed fiscal year as required by Section 5.1.1 and the unaudited consolidated financial statements of the Company and its Subsidiaries for the most recently competed fiscal quarter as required by Section 5.1.2. Such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition and the results of operations of the Company and its Subsidiaries, as the case may be, subject, in the case of interim financial statements, to (a) year-end adjustments, which individually and in the aggregate will not be materially adverse, and (b) the absence of footnotes.

Section 4.                Conditions Precedent. The obligation of Purchaser to purchase Notes hereunder at each Closing shall be subject to the satisfaction of each of the following conditions precedent on the date of such Closing:

6

4.1              Representations. All representations and warranties made in Section 3 of this Agreement and in any other agreement, certificate or instrument furnished to Purchaser in connection herewith, shall be true and correct with the same force and effect as though such representations and warranties had been made at the time of, and immediately after giving effect to, the sale of the Notes on the Closing Date.

4.2              No Default. At the time of and immediately after giving effect to the sale of the Notes on the Closing Date there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

4.3              No Adverse Change. There shall have been (a) since the most recently competed fiscal year, no material adverse change in the assets, business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, (b) no material adverse change or disruption in the financial markets, the capital markets or the industries of the Company and its Subsidiaries that could affect the Company or Purchaser, and (c) no litigation commenced which, if successful, could reasonably be expected to have a Material Adverse Effect or which would in any way interfere with the transactions contemplated by this Agreement.

4.4              Additional Documents. Purchaser shall have received all such other agreements, documents, instruments, approvals, certificates, opinions and information as Purchaser shall reasonably request in connection with this Agreement, the Notes, the Warrants, the other Transaction Documents and the transactions herein and therein contemplated, including, without limitation, those specified in the list of closing documents delivered by Purchaser to the Company, all of which shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

Section 5.                 Affirmative Covenants. The Company covenants and agrees that it will:

5.1             Financial Statements and Information. Furnish or cause to be furnished to Purchaser the following financial statements and information:

5.1.1        As soon as available, but in any event within ninety (90) days after the close of each fiscal year of the Company, audited consolidated and unaudited consolidating balance sheets of the Company and of each of its Subsidiaries as of the close of such fiscal year, and audited consolidated and unaudited consolidating statements of income and retained earnings and cash flows of the Company and of each of its Subsidiaries for such fiscal year, together with (a) copies of the reports and certificates relating thereto of independent certified public accountants of recognized standing selected by the Company and reasonably satisfactory to Purchaser, (b) such accountants’ letter to management relating to such financial statements, and (c) a report of the chief executive officer or the chief financial officer of the Company containing management’s discussion and analysis of the Company’s financial condition, results of operations and affairs for such year.

7

5.1.2        As soon as available but in any event within forty-five (45) days after the close of each quarter of each fiscal year of the Company, unaudited consolidated and consolidating balance sheets of the Company and of each of its Subsidiaries as of the last day of such quarter and unaudited consolidated and consolidating statements of income and retained earnings and cash flows of the Company and of each of its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, each such balance sheet and statement of income and retained earnings and changes in financial position to be certified by the chief executive officer and the chief financial officer of the Company, in his individual capacity, as fairly presenting in all material respects the financial condition and results of operation of the Company or such Subsidiary, provided that any such certificate may state that the accompanying balance sheet and statements are subject to normal year-end adjustments.

5.2             Corporate Existence and Business. Maintain, and cause each Subsidiary to maintain, its separate corporate, limited liability company or partnership existence, as applicable, and its qualification and good standing in all States in which the failure to so qualify or be in good standing could reasonably be expected to have a Material Adverse Effect; and carry on business of the same general types presently conducted by it.

5.3             Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and covering such risks as shall be required by law or by any agreement to which the Company or such Subsidiary is a party, and in any event, insurance with such limits and covering such risks as is customary for companies engaged in the same or a similar business in the same general areas, and cause each such policy to be endorsed to provide Purchaser at least thirty (30) days’ prior written notice of any cancellation, non-renewal or amendment. Promptly give notice to Purchaser of any cancellation or lapse in coverage of any policy of insurance maintained by the Company or any Subsidiary

5.4             Access to Properties and Information. (a) Provide and cause its Subsidiaries to provide such information concerning the operations of the Company and of its Subsidiaries as Purchaser may from time to time reasonably request in writing; (b) upon reasonable advance notice permit, and cause each Subsidiary to permit, representatives of Purchaser full and free access during normal business hours to its management personnel, properties, books and records, allow and cause each Subsidiary to allow the members of its management to discuss the affairs, finances and business of the Company and such Subsidiary with Purchaser, and permit and cause each Subsidiary to permit Purchaser to consult with and advise its directors and officers on the management of its business; and (c) upon request by a Purchaser, direct, and cause each Subsidiary to direct, its independent accountants to discuss the affairs, finances and business of the Company and its Subsidiaries with Purchaser.

5.5             Notices. Promptly give notice to Purchaser of (a) any litigation, proceeding, investigation or claim that relates in whole or in part to this Agreement or any of the Notes and the Warrants, (b) any litigation, proceeding, investigation or claim against or, after the Company becomes aware of the same, affecting the Company or any Subsidiary that can reasonably be expected to materially adversely affect the financial condition or business of, or to result in a material liability of or judgment or order against, the Company and its Subsidiaries (taken as a whole), whether or not covered by insurance, or (c) the occurrence or claimed occurrence of an Event of Default specified in Section 7. The Company shall furnish to Purchaser from time to time all information that Purchaser shall reasonably request with respect to the status of any such litigation, proceeding, investigation or claim to which the Company or any Subsidiary is a party.

8

5.6              Obligations. Pay, discharge or otherwise satisfy, and cause each Subsidiary to pay, discharge or otherwise satisfy, all its obligations and liabilities, whether for labor, materials, supplies, services or anything else, before they become delinquent, except to the extent that (a) appropriate reserves therefor have been provided on its books and the validity or amount of such liability or obligation is being contested in good faith and by appropriate proceedings, and (b) the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

5.7              Maintenance of Property. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its properties used or useful in its business in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make all necessary and proper repairs, renewals, replacements and improvements thereto; and maintain, preserve and protect all licenses, copyrights, patents and trademarks owned or held under license and material to the business of the Company or any Subsidiary (excluding any owned by suppliers of the Company and its Subsidiaries).

5.8              Maintenance of Records. Keep and cause its Subsidiaries to keep proper books of record and account in which full, true and correct entries will be made, in accordance with generally accepted accounting principles, of all dealings or transactions of or in relation to the business and affairs of the Company and its Subsidiaries.

5.9              Compliance with Applicable Law. Comply, and cause each Subsidiary to comply, with each statute, law, rule, regulation, order or other governmental requirement, noncompliance with which (in any one instance or in the aggregate) is reasonably likely to materially and adversely affect (a) the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the Company’s ability to perform its obligations under the Transaction Documents.

5.10             Further Assurances. Execute and deliver or cause to be executed and delivered such further instruments and do or cause to be done such further acts as may be reasonably necessary to carry out this Agreement.

Section 6.                  Negative Covenants. The Company covenants and agrees that it will not:

6.1              Liens and Encumbrances. Contract, create, incur, assume or suffer to exist, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist, any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind (including the charge upon property purchased under any conditional sale or other title retention agreement) upon or with respect to any of its or their property or assets, whether now owned or hereafter acquired, except:

6.1.1        Liens in connection with worker’s compensation, unemployment insurance or other social security or similar obligations;

9

6.1.2        Deposits or pledges securing the performance of bids, tenders, contracts (other than deposits of cash to secure the payment of money by the Company or any of its Subsidiaries), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business;

6.1.3        Mechanics’, carriers’, landlords’, warehousemen’s, workers’, materialmen’s or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

6.1.4        Liens for taxes, assessments, levies or governmental charges imposed upon the Company or its Subsidiaries or their respective properties, operations, income, products or profits, which shall not at the time be due or payable or if the validity thereof is being contested in good faith by appropriate proceedings;

6.1.5        Reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other similar title exceptions or encumbrances affecting real property which do not materially detract from the value of the property affected or materially interfere with the ordinary conduct of the business of the Company or any Subsidiary;

6.1.6        Attachment, judgment and other similar liens arising in connection with court proceedings, provided that the execution or other enforcement thereof is effectively stayed (including stays resulting from the filing of an appeal) within sixty (60) days and the claims secured thereby are being contested in good faith by appropriate proceedings;

6.1.7        Capital lease obligations or security interests securing purchase money indebtedness not otherwise prohibited hereunder, provided that such security interests do not extend or attach to assets other than those acquired with the proceeds of such indebtedness;

6.1.8        Leases of real property; and

6.1.9        Liens existing on the date hereof and set forth in the Disclosure Reports.

6.2             Loans. Lend money or credit, or make or permit to be outstanding loans or advances, to any person, firm or corporation or other enterprise, or permit any Subsidiary to lend, make or permit any of the foregoing, except (a) loans or advances in the nature of deposits or prepayments to subcontractors, suppliers and others in the ordinary course of business, (b) loans or advances between Subsidiaries and the Company, between Subsidiaries, and (c) loans or advances to employees, not exceeding $10,000 in the aggregate at any one time outstanding.

6.3             Liquidation or other Disposition of Business. Except in connection with any merger or consolidation of the Company with one or more of its Subsidiaries or the Subsidiaries with one or more other Subsidiaries, (a) wind up, liquidate its affairs or dissolve, or permit any Subsidiary to do so; enter into any transaction of merger or consolidation or permit any Subsidiary to do so, or (b) convey, sell, lease or otherwise dispose of all or (except inventory sold in the ordinary course of business) any substantial part of its assets or properties, or permit any Subsidiary to do so.

10

6.4              Indebtedness. Directly or indirectly create, incur or assume, or otherwise be, become or remain liable on, or permit any Subsidiary to do so, any indebtedness for borrowed money or the deferred purchase price of property, any other liability evidenced by bonds, debentures, notes or similar instruments, or under leases required to be capitalized in accordance with GAAP, except for indebtedness evidenced by the Notes or otherwise contemplated by this Agreement.

6.5              Affiliates. Purchase, acquire or lease any property from, or sell, transfer or lease any property to, or permit any Subsidiary to do so, any Affiliate except (a) in transactions which are on terms comparable in all material respects to the terms which would prevail in an arm’s-length transaction between unaffiliated third parties, and (b) in transactions between the Company and any Subsidiary, or between Subsidiaries, not otherwise prohibited by this Agreement.

6.6              ERISA. Terminate or withdraw, or permit any Subsidiary to terminate or withdraw, from any plan defined in Section 4021(a) of ERISA in respect of which the Company or any Subsidiary is an “employer” or a “substantial employer” as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively, so as to result in any material liability of the Company or any of its Subsidiaries to the PBGC pursuant to Subtitle A of Title IV of ERISA or material liability of the Company or any of its Subsidiaries to such plan; engage, or permit any Subsidiary to engage, in any “prohibited transaction” (as defined in Section 4975 of the Code) involving any such plan which would result in a material liability for an excise tax or civil penalty in connection therewith; incur or suffer to exist, or permit any Subsidiary to incur or suffer to exist, any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any such plan; incur, or permit any Subsidiary to incur, any withdrawal liability in connection with a “complete withdrawal” or a “partial withdrawal”, as defined in Sections 4203 and 4205, respectively, of ERISA, with respect to any multiemployer plan as defined in Section 3(37) of ERISA; establish, or permit any Subsidiary to establish, any new employee pension benefit plans; or increase or permit any Subsidiary to increase the benefits under any employee pension benefit plans.

Section 7.                  Events of Default. In the event that:

7.1              The Company fails to pay (a) any principal of any Note when such amount becomes due in accordance with the terms thereof, or (b) any interest on any Note or any other payment of money required to be made to any of Purchaser hereunder, within three (3) days after such amount becomes due in accordance with the terms hereof; or

7.2              Any representation or warranty made to Purchaser in this Agreement or in any certificate, agreement or instrument executed and delivered to Purchaser by the Company or any Subsidiary or by its accountants or officers pursuant to this Agreement is false, inaccurate or misleading in any material respect on the date as of which made; or

7.3              (a) the Company defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of Section 6 hereof, or (b) the Company defaults in the performance of any other term, covenant, agreement, condition, undertaking or provision of this Agreement, any of the Notes or any other agreement or instrument executed and delivered to any of Purchaser (or their agent) by the Company as provided in this Agreement or in connection with the transactions contemplated in this Agreement, and such default is not cured or waived within thirty (30) days after the Company receives notice of such default from Purchaser or from a third party; or

11

7.4              the Company fails to pay any principal of or interest on any of its other material indebtedness for a period longer than the grace period, if any, provided for such payment; or

7.5              a Change of Control Transaction occurs; or

7.6              (a) One or more final judgments, decrees or orders shall be entered against the Company or any Subsidiary involving in the aggregate a liability (not fully covered by insurance other than applicable deductibles) of $100,000 or more and all such judgments, decrees or orders shall not have been vacated, paid or discharged, dismissed, or stayed or bonded pending appeal (or other contest by appropriate proceedings) within sixty (60) days from the entry thereof, (b) pursuant to one (1) or more judgments, decrees, orders, or other proceedings, whether legal or equitable, any warrant of attachment, execution or other writ is levied upon any property or assets of the Company or any Subsidiary and is not satisfied, dismissed or stayed (including stays resulting from the filing of an appeal) within sixty (60) days, (c) all or any substantial part of the assets or properties of the Company or any Subsidiary are condemned, seized or appropriated by any government or governmental authority, or (d) any order is entered in any proceeding directing the winding up, dissolution or split-up of the Company or any Subsidiary; or

7.7              (a) Any event occurs of a type described in Section 4043(b) of ERISA with respect to, or any proceedings are instituted by the PBGC to have a trustee appointed to administer or to terminate, any plan referred to in Section 6.6 hereof, of the Company or any Subsidiary, which event or institution of proceedings is, in the reasonable opinion of Purchaser, reasonably likely to result in a termination of such plan and to have a material adverse effect upon the business, operations, assets or financial condition of the Company and its Subsidiaries as a consolidated entity, or (b) a trustee shall be appointed by a United States District Court to administer any such plan with vested unfunded liabilities that are material in relation to the business operations, assets or financial condition of the Company and its Subsidiaries as a consolidated entity; or

7.8              The Company (a) commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (b) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (c) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (a) or (b) above, or (d) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (e) shall make a general assignment for the benefit of its creditors; or

12

7.9               On or at any time after the Closing Date (a) any of the Transaction Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or (b) the Company contests the validity or enforceability of any Transaction Document in writing or denies that it has any further liability under any Transaction Document to which it is party, or gives notice to such effect;

then, and in any such event (an “Event of Default”), (x) if such event is of the type described in Section 7.8, the Notes shall automatically become due and payable, or (y) in any other such event, and at any time thereafter, if such event shall then be continuing, subject to the provisions of Section 8, Purchaser may, by written notice to the Company, declare due and payable the principal of, and interest on, the Notes held by Purchaser, whereupon the same shall be immediately due and payable. In the event that any of the Notes becomes or is declared due and payable prior to its stated maturity, the same shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

Section 8.                   Effectiveness of Covenants; Consents.

8.1               Effectiveness of Covenants. The covenants contained in this Agreement shall continue in full force and effect until the Notes and all other indebtedness outstanding under this Agreement are paid in full whereupon they shall terminate and be of no further force or effect, except that the covenants enumerated in the next sentence shall continue in full force and effect with respect to Purchaser holding Warrants and Warrant Shares after the payment of the Notes and such other indebtedness. Any holder of Warrants or Warrant Shares who does not also hold a Note shall be deemed a Purchaser hereunder with respect to such holder’s ownership of Warrants or Warrant Shares solely for the purposes of Sections 5.1.1, 5.1.2, 5.4, 5.5, 6.5, 8, 9, 10, 11, and 12.

8.2               Consents and Waivers. Any provision in this Agreement to the contrary notwithstanding, with the written consent of Purchaser, the Company may be relieved from the effect of any Event of Default or from compliance with any covenant, agreement or undertaking contained herein or in any instrument executed and delivered as herein provided, except the provisions for the payment or prepayment of the Notes, and the provisions of the Warrants.

Section 9.                  Investment Representation. Purchaser acknowledges (a) that the Notes and the other Securities being acquired by Purchaser are not being and will not be registered under the Securities Act on the ground that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering, and (b) that the Company’s reliance on such exemption is predicated in part on the representation hereby made to the Company by Purchaser that it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and is acquiring the Notes and the other Securities for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. Purchaser is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which it intends to dispose of the Notes or other Securities.

13

Section 10.                 Transfers; Replacement of Notes.

10.1             Transfers. Purchaser shall be entitled to assign and transfer all or any part of its Notes or Warrants, or any interest or participation therein, and its related rights under this Agreement; and upon the assignment or transfer by Purchaser of all or any part of its Notes or Warrants or its interest therein (except in public offering registered under the Securities Act, or a sale pursuant to Rule 144 thereunder), the term “Purchaser” as used herein shall thereafter include, to the extent of the interest so assigned or transferred, the assignee or transferee of such interest.

10.2             Issuance of New Notes. The Company will at any time, at its expense, at the request of a holder of a Note, and upon surrender of such Note for such purpose, issue a new Note or Notes in exchange therefor, payable to the order of the holder or such person or persons as may be designated by such holder, dated the last date to which interest has been paid on the surrendered Note, or, if such exchange shall take place prior to the due date of the first interest payment, the date of issuance of such original Note, in such denominations as may be requested, in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered and substantially in the form of such Note with appropriate revisions. Upon such exchange the term “Note” as used herein shall include such new Note or Notes.

10.3             Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which Purchaser, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond, or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the holder’s written agreement to indemnify the Company.

Section 11.                 Judicial Proceedings.

11.1             Each of the parties hereto irrevocably and unconditionally agrees to be subject to the exclusive jurisdiction of any Arizona State or Federal court sitting in the City of Phoenix over any suit, action or proceeding arising out of or relating to this Agreement or any of the Notes, Warrants or other Transaction Documents. To the fullest extent it may effectively do so under applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14

11.2             The Company agrees, to the fullest extent they may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 11.1 brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available, be conclusive and binding upon the Company and may be enforced in the courts of the United States of America or the State of Arizona (or any other courts to the jurisdiction of which the Company is or may be subject) by a suit upon such judgment.

11.3             Each of the parties hereto hereby irrevocably and unconditionally agrees (1) to the extent such party is not otherwise subject to service of process in the State of Arizona, to appoint and maintain an agent in the State of Arizona as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Arizona.

11.4             Nothing in this Section 11 shall affect the right of any of Purchaser to serve process in any manner permitted by law, or limit any right that any of Purchaser may have to bring proceedings against the Company in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one (1) jurisdiction in any other jurisdiction.

11.5             THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE NOW OR HEREAFTER TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE NOTES, THE WARRANTS OR THE OTHER TRANSACTION DOCUMENTS.

11.6             Upon breach or default by the Company with respect to any obligation hereunder, under the Notes, the Warrants or other Transaction Documents, Purchaser (or their agents) shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

Section 12.                 Miscellaneous.

12.1             Notices. All notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made, and all financial statements, information and the like required to be delivered hereunder shall be deemed to have been delivered, five (5) days after deposited in the mails, registered or certified with postage prepaid, addressed to the Company at 6240 McLeod Drive, Suite 120, Las Vegas, Nevada 89120, Attn: Accounting Department, and to Purchaser at 535 Burleigh Private, Ottawa, Ontario K1J 1J9, Canada, or to such other address as any of them shall specify in writing to the other. No other method of giving notice is hereby precluded. Upon the reasonable request of Purchaser, the Company will deliver to Purchaser, at the Company’s expense, additional copies of all financial statements, information and the like required hereunder.

15

12.2            Cumulative Remedies, Etc. No failure or delay on the part of any of Purchaser in exercising any right, power or privilege hereunder, and no course of dealing between the Company and Purchaser, or any of them, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Purchaser, or any of them, would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Purchaser, or any of them, to take any other or further action in any circumstances without notice or demand.

12.3            No Oral Changes; Assignment; Survival of Representations. This Agreement may not be changed or terminated orally. This Agreement shall be binding upon the Company and Purchaser and its successors and assigns. Neither the Company nor Purchaser shall not make any assignment of its rights under this Agreement, the Notes, the Warrants or other Transaction Documents or subject this Agreement, the Notes, the Warrants or other Transaction Documents or its rights hereunder to any lien or security interest of any kind whatsoever; and any such assignment, lien or security interest shall be absolutely void and unenforceable as against Purchaser. All agreements, representations and warranties made herein or in writing otherwise in connection herewith shall survive the issuance of the Notes and the Warrants.

12.4            Expenses. Each of the parties hereto agrees to pay all of its expenses arising in connection with the negotiation, preparation, execution, delivery, administration, exercise of rights under and enforcement of, and any amendment, supplement or modification to, or waiver of any provision of, this Agreement, the Notes, the Warrants, and the Transaction Documents, including without limitation all documentary, stamp and similar taxes and assessments, all recording and filing fees and taxes charged by any governmental authority.

12.5            GAAP. All calculations after the Closing Date shall be made and all financial statements and data generated after the Closing Date and required hereby shall be prepared in accordance with GAAP (as in effect at the date of preparation) consistently applied, except as otherwise expressly provided herein.

12.6            Indemnification Generally. The Company and the Subsidiaries (collectively “Indemnifying Parties”) agree to indemnify and hold harmless Purchaser, their respective Affiliates, partners, subsidiaries, directors, officers, employees, agents and representatives (collectively, the “Indemnified Parties”) to the maximum extent permitted by law, from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) under, arising out of or relating to this Agreement, the Notes, the Warrants and the other Transaction Documents, the transactions contemplated hereby or thereby or in connection herewith or therewith, and all action or failures to act and the transactions contemplated thereby, including (to the maximum extent permitted by law) any liability arising under Federal or state securities laws, except to the extent such liability shall result from any act or omission on the part of the Indemnified Parties constituting willful misconduct or gross negligence or the inaccuracy of representations in Section 9. The rights and obligations of the Indemnifying Parties under this Section 12.6 shall survive and continue to be in full force and effect notwithstanding the Notes not having been purchased, the repayment of the Notes, the expiration or repurchase of the Warrants or Warrant Shares and the termination of this Agreement. The Indemnifying Parties shall not be liable to the Indemnified Parties for any punitive, exemplary or consequential damages as a result of the transactions contemplated by this Agreement or the Transaction Documents.

16

12.7            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Nevada and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

12.8            Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by the parties’ exchange of signature pages via facsimile, .pdf or similar electronic transmission, and any executed signature pages exchanged in such fashion shall be deemed originals for all purposes.

12.9            Public Announcements. None of the parties hereto shall issue any press release or other public statement concerning the transactions provided for in this Agreement without the prior consent of the other parties, except to the extent required by applicable law, regulation or legal process.

12.10          Captions; Gender. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning, construction or interpretation of any of the provisions hereof. The use of the masculine form of a pronoun shall be deemed, where appropriate, to include the masculine and feminine forms of such pronoun.

12.11          Legends. Certificates evidencing the Securities issued upon any conversion of the Notes and/or exercise of the Warrants shall bear the following restrictive legend, in addition to any other legends determined to be necessary or appropriate in the Company’s reasonable discretion:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

17

12.12          NASDAQ and Stockholder Approval Matters. The Company covenants and agrees to use commercially reasonable efforts to obtain, as promptly as practicable, any approvals of the Company’s stockholders required under the Company’s Organizational Documents, applicable law and/or the listing rules and regulations of the NASDAQ Capital Market in connection with the transactions contemplated by this Agreement. Following such approval (if obtained via written consent in compliance with the Company’s Organizational Documents and applicable law), the Company covenants and agrees to use commercially reasonable efforts to file with the SEC, as promptly as practicable, an Information Statement on Schedule 14C describing this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that Purchaser shall not be entitled to convert any Notes, or exercise any Warrants, into shares of Common Stock, unless and until (a) any required stockholder approvals are obtained and (b) the time period prescribed by Rule 14c-2 promulgated under the Exchange Act has expired. Without limiting the generality of the foregoing, unless and until stockholder approval of the transactions contemplated by this Agreement is obtained by the Company, in no event shall Purchaser be entitled to convert any Notes, or exercise any Warrants, to the extent that any such conversion or exercise would result in Purchaser acquiring in such transactions a number of shares of Common Stock exceeding 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the Effective Date. Purchaser shall not be entitled to vote any shares of Common Stock acquired by it pursuant to this Agreement or the other Transaction Documents in connection with any such stockholder approval sought by the Company.

12.13          Anti-Dilution. If, within the two (2)-year period following the issuance of any Note, the Company issues shares of its capital stock in connection with a financing or an acquisition of, or merger or consolidation with, another entity (“New Shares”) at a price that is less than the applicable conversion price or exercise price actually paid by Purchaser for any Conversion Shares or Warrant Shares obtained pursuant to such Note (or the Warrant issuable upon conversion of such Note), as applicable (“New Price”), then within ten (10) Business Days of such issuance, Purchaser shall be issued, without payment of any additional consideration, additional shares of Common Stock so that such new shares when combined with the Conversion Shares and/or Warrant Shares issued to Purchaser upon conversion of the applicable Notes and/or exercise of the applicable Warrants would equal the number of shares of Common Stock Purchaser would have received had the applicable conversion price and/or exercise price been the New Price. Notwithstanding the foregoing, the New Price may not be less than $0.70 per share. Notwithstanding the foregoing or anything in this Agreement to the contrary, the following shall not be considered “New Shares” for purposes of this Section 12.13 (collectively, the “Excluded Issuances” and each an “Excluded Issuance”):

12.13.1      shares of capital stock issued upon conversion of, or exchange for, any outstanding (a) shares of any preferred stock, (b) options, or (c) securities of the Company convertible into or exercisable for shares of the Company’s, in all cases that are outstanding as of the First Closing Date;

18

12.13.2      restricted stock or options issued to directors, officers, employees or consultants of the Company pursuant to the Company’s existing stock incentive plan or any future stock incentive plan approved by the Company’s board of directors and stockholders;

12.13.3      shares of Common Stock issued to officers, directors, employees, consultants, service providers or vendors in lieu of cash payments otherwise due;

12.13.4      warrants or convertible securities issued or issuable to banks, equipment lessors, lenders or other financial institutions, or to real property lessors or in connection with a financing; or

12.13.5      any securities deemed in writing to not be New Shares by Purchaser.

12.14          Preparation of Document/Independent Counsel. After Purchaser and the Company negotiated among themselves, this Agreement was prepared by Snell & Wilmer L.L.P, as legal counsel to the Company. Snell & Wilmer L.L.P. has not acted as legal counsel to any other party, including Purchaser. Purchaser acknowledges that it has had the opportunity to review this Agreement with its own legal counsel.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

19

If you are in agreement with the foregoing, please sign in the space provided below.

COMPANY: LIVEDEAL, INC., a Nevada corporation

By:	/s/ Tony Isaac
Name:	Tony Isaac
Its:	Authorized Signatory

The foregoing is hereby accepted
and agreed to, as of the date
first above written, by Purchaser
signing below:

PURCHASER:

KINGSTON DIVERSIFIED HOLDINGS LLC

By:	/s/ Tudor Mihai Gavrila
Name:	Tudor Mihai Gavrila
Its:	Managing Member

[Signature Page – Convertible Note Purchase Agreement]

EXHIBIT A

Form of Note

(See attached)

A-1

EXHIBIT B

Form of Warrant

(See attached)

B-1